PROSPECTUS SUPPLEMENT                       FILED PURSUANT TO RULE NO. 424(b)(3)
(To Prospectus dated October 25, 2004)                REGISTRATION NO. 333-96063




                  [B2B INTERNET HOLDRS (SM) TRUST LOGO OMITTED]


                        1,000,000,000 Depositary Receipts
                         B2B Internet HOLDRS (SM) Trust



This prospectus supplement supplements information contained in the prospectus dated October 25, 2004 relating to the sale of up to 1,000,000,000 depositary receipts by the B2B Internet HOLDRS (SM) Trust.

     The share amounts specified in the table in the "Highlights of B2B Internet HOLDRS" section of the base prospectus shall be replaced with the following:


                                                                                      Primary
                                                                        Share         Trading
            Name of Company(1)(2)                        Ticker        Amounts         Market
       ---------------------------------------------  ------------  ----------- ------------------
       Agile Software Corporation                         AGIL            4           NASDAQ
       Ariba, Inc.                                        ARBA          3.458         NASDAQ
       CheckFree Corporation                              CKFR            4           NASDAQ
       Internet Capital Group, Inc.                       ICGE          0.75          NASDAQ
       Pegasus Solutions, Inc.                            PEGS            2           NASDAQ
       Retek, Inc.                                        RETK            3           NASDAQ
       VerticalNet, Inc.                                  VERT           0.6          NASDAQ

     -------------------

     (1) As a result of the merger of QRS Corp. (NASDAQ: QRSI) and Inovis Int'l, Inc., QRS Corp. is no longer an underlying constituent of the B2B Internet HOLDRS Trust. Holders of record as of November 22, 2004 were paid $5.00 ($7.00 per 1 share of QRS Corp. included in each round lot of B2B Internet HOLDRS minus a $2.00 custody fee) for every round lot of 100 B2B Internet HOLDRS.

     (2) As a result of the delisting of Commerce One, Inc. (NASDAQ: CMRCQ) from trading on NASDAQ, Commerce One, Inc. is no longer a constituent of the B2B Internet HOLDRS Trust. On November 2, 2004, holders of record as of October 29, 2004 were paid 1.2 shares of Commerce One, Inc. for every round lot of 100 B2B Internet HOLDRS.

          The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transaction.

          The date of this prospectus supplement is December 31, 2004.